Exhibit 99.1
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                  MARRIOTT HOTEL PROPERTIES LIMITED PARTNERSHIP
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                            1998 First Quarter Report
                        Limited Partner Quarterly Update

Presented for your review is the 1998 First Quarter Report for Marriott Hotel Properties Limited Partnership (the "Partnership"). The 1998 First Quarter Form 10-Q immediately follows this letter and replaces the First Quarter Report format previously used by the Partnership. The information presented is essentially the same as the information given in prior years with certain additional items required by the rules of the Securities and Exchange Commission. Discussion of the Partnership's performance and Hotel operations is included in Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations. You are encouraged to review this report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.

Host Marriott Corporation Real Estate Investment Trust

On April 17, 1998, Host Marriott Corporation ("Host Marriott"), parent company of the General Partner of the Partnership, announced that its Board of Directors has authorized the company to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott expects to form a new operating partnership (the "Operating Partnership") and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the new Operating Partnership in exchange for their current partnership interest. We will keep you informed on the status of this matter.

Cash Distributions

On May 4, 1998, the Partnership  made a cash  distribution of $1,500 per limited partner unit. The distribution represented $540 per limited partner unit from 1997 operations and $960 per limited partner unit related to first quarter 1998 operations. The Partnership currently expects to make an interim 1998 distribution in November 1998.

Orlando World Center Expansion

As reported to you in the 1997 Annual Report, in March 1998, the Partnership announced its plans to expand the Orlando World Center. The expansion includes a 500-room tower with a new parking garage, expansion of the existing JW's Steakhouse restaurant, redesign of the existing golf course and constructing 15,000 square feet of additional meeting space. Construction of the new parking garage began on May 4, 1998.

On April 15, 1998, the Partnership successfully completed the financing for the expansion of the Orlando World Center hotel. The lender is obligated to provide up to $88 million to fund the costs related to the construction of the expansion. During the construction period, the Partnership is required to make interest only payments at the fixed interest rate of 7.48% with such interest payments funded by the construction loan. Upon completion of the expansion, the Partnership would be required to pay principal and interest at the fixed interest rate of 7.48% amortized over the remaining term of the loan. The loan matures on January 1, 2008.